EXHIBIT 10.2







           SHARE SUBSCRIPTION AND REDEMPTION AGREEMENT


                              AMONG


                       MEDITE CORPORATION,


                   WILLAMETTE INDUSTRIES, INC.

                               AND

                 MEDFORD INTERNATIONAL HOLDINGS


                        November 4, 1996
                        TABLE OF CONTENTS

1.  Definitions...........................................................1

2.  Subscription and Redemption; Purchase and Sale of Intellectual
     Property.............................................................6
     (a)  Subscription and Redemption of Ordinary Shares..................6
          (i)  Subscription for Ordinary Shares...........................6
          (ii) Redemption of Issued Ordinary Shares.......................6
          (iii)Sequence of Subscription and Redemption Transactions;
                Cancellation..............................................6
     (b)  Purchase and Sale of Intellectual Property......................6
     (c)  Subscription and Redemption and Intellectual Property Prices....7
          (i)  Subscription Price for Ordinary Shares.....................7
          (ii) Redemption Price for Issued Ordinary Shares................7
          (iii)Purchase Price for the Intellectual Property...............7
     (d)  The Closing.....................................................7
     (e)  Deliveries at the Closing.......................................7
     (f)  Adjustment to Redemption Price..................................8

3.  Representations and Warranties Concerning the Transaction.............8
     (a)  Representations and Warranties of Medite........................8
          (i)  Organization of Medite.....................................8
          (ii) Authorization of Transaction...............................9
          (iii)Noncontravention...........................................9
          (iv) Brokers' Fees..............................................9
          (v)  Share Capital of Medford Holdings.........................10
          (vi) No Obligations of Medford Holdings or Medite Europe.......10
     (b)  Representations and Warranties of Willamette...................10
          (i)  Organization of Willamette................................10
          (ii) Authorization of Transaction..............................10
          (iii)Noncontravention..........................................11
          (iv) Brokers' Fees.............................................11




          (v)  Investment................................................11
          (vi) Indebtedness..............................................11

4.  Representations and Warranties Concerning MIH Group..................11
     (a)  Organization, Qualification, and Corporate Power...............12
     (b)  Medford Holdings Capitalization................................12
     (c)  Noncontravention...............................................13
     (d)  Brokers' Fees..................................................13
     (e)  Title to Tangible Assets Other than Real Property..............13
     (f)  Medite Europe and Sarasate Capitalization......................14
     (g)  Financial Statements...........................................14
     (h)  Events Subsequent to Most Recent Fiscal Quarter End............14
     (i)  Legal Compliance...............................................15
     (j)  Tax Matters....................................................15
     (k)  Real Property..................................................16
     (l)  Intellectual Property..........................................17
     (m)  Contracts......................................................17
     (n)  Litigation.....................................................17
     (o)  Employee Benefits..............................................18
     (p)  Subsidiaries...................................................18
     (q)  Holding Company Status.........................................18
     (r)  No Default in Funded Debt......................................18
     (s)  Environmental Matters..........................................18
     (t)  Employment Agreements..........................................19
     (u)  Insurance......................................................19




5.  Pre-Closing Covenants................................................19
     (a)  General........................................................19
     (b)  Responsibility for Actions.....................................19
     (c)  Notices and Consents...........................................19
     (d)  Operation of Business..........................................19
     (e)  Access.........................................................19
     (f)  Notice of Developments.........................................20
     (g)  Corporate Documentation and Authorization......................20

6.   Post-Closing Covenants..............................................21
     (a)  General........................................................21
     (b)  Litigation Support.............................................21
     (c)  Employee Benefits Matters......................................21
     (d)  Confidential Information.......................................21
     (e)  Section 338 Election...........................................22
     (f)  Filings........................................................22
     (g)  Medite Consent.................................................22
     (h)  Section 299 Election...........................................22
     (i)  Acknowledgment.................................................22

7.  Conditions to Obligation to Close....................................22
     (a)  Conditions to Obligation of Willamette.........................22
     (b)  Conditions to Obligation of Medite.............................24

8.  Remedies for Breaches of this Agreement..............................25
     (a)  Survival of Representations and Warranties.....................25




     (b)  Indemnification Provisions for Benefit of Willamette...........26
     (c)  Indemnification Provisions for Benefit of Medite...............26
     (d)  Matters Involving Restructuring and/or Aggregation.............27
     (e)  Matters Involving Third Parties................................28
     (f)  Determination of Adverse Consequences..........................29
     (g)  Other Indemnification Provisions...............................29

9.  Termination..........................................................29
     (a)  Termination of Agreement.......................................29
     (b)  Effect of Termination..........................................30

10.  Restructuring.......................................................30
     (a)  Restructuring of MIH Group.....................................30
     (b)  Tax Elections..................................................31

11.  Miscellaneous.......................................................31
     (a)  Press Releases and Public Announcements........................31
     (b)  No Third Party Beneficiaries...................................31
     (c)  Entire Agreement...............................................31
     (d)  Succession and Assignment......................................31
     (e)  Counterparts...................................................32
     (f)  Headings.......................................................32
     (g)  Notices........................................................32
     (h)  Governing Law..................................................33
     (i)  Amendments and Waivers.........................................33
     (j)  Severability...................................................34




     (k)  Expenses.  ....................................................34
     (l)  Construction...................................................34
     (m)  Incorporation of Disclosure Schedule...........................34


                            EXHIBITS

     EXHIBIT A      Disclosure Schedule
     EXHIBIT B      Financial Statements
     EXHIBIT C      Employment Agreements
     EXHIBIT D      Form of Valhi Guaranty
     EXHIBIT E      Form of Assignment


     SCHEDULE 1     Insurance
     SCHEDULE 2     Tax Returns
     SCHEDULE 3     Capital Additions and Costs

           SHARE SUBSCRIPTION AND REDEMPTION AGREEMENT

     This Share Subscription and Redemption Agreement (the "Agreement") is entered into as of November 4, 1996, by and among WILLAMETTE INDUSTRIES, INC., an Oregon corporation ("Willamette"), MEDITE CORPORATION, a Delaware corporation ("Medite") and MEDFORD INTERNATIONAL HOLDINGS, a company incorporated and resident in Ireland with unlimited liability ("Medford Holdings"). Willamette, Medite and Medford Holdings are referred to individually as a "Party" and collectively as the "Parties."

     Medford Holdings has an authorized share capital of IR Pounds10,000,000 divided into 9,750,000 Ordinary Shares of IR Pounds1 each and 250,000 Deferred Shares of IR PoundsI each. 4,375,048 Ordinary Shares and 250,000 Deferred Shares are issued and are fully paid. The entire issued share capital of Medford Holdings is owned beneficially (directly or indirectly) by Medite.

     This Agreement contemplates a transaction in which (i) Willamette and Trust will subscribe for, and Medite will cause Medford Holdings to issue to Willamette and Trust, an aggregate of 4,625,048 new Ordinary Shares for US$53,500,000; (ii) Medford Holdings will redeem from Medite and Medite U.S. Sub for US$53,000,000 all of the remaining 4,375,048 issued Ordinary Shares registered in the names of Medite and Medite U.S. Sub and thereupon cancel such redeemed shares; and (iii) Medite will assign certain Intellectual Property to Willamette for US$8,000,000 and Willamette will license certain of such Intellectual Property back to Medite.

     Now, therefore, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, the Parties agree as follows.

     1.  Definitions.




     "Adverse Consequences" means all actions, suits, proceedings, hearings,

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses. The Adverse Consequences of a Party include without duplication such consequences realized by Subsidiaries.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Aggregation" means the transaction, which may occur after Closing, in which (i) the movable assets referred to in Section10(a)(iv) are transferred by delivery by Sarasate to Medite Europe at net book value (without change from the net book value of the movable assets at the time of the Restructuring) in exchange for cancellation of the non-interest bearing intercompany loan from Sarasate to Medite Europe arising from the Restructuring, and (ii) the lease referred to in Section10(a)(v) is terminated.


     "Applicable Rate" means the "Prime Rate" as identified in the Wall Street

Journal Money Rates section from time to time as the base rate of interest for corporate loans.




     "Assignment" has the meaning set forth in  Section2(b) below.


     "Certificates of Title" has the meaning set forth in  Section7(a)(xi)

below.

     "Closing" has the meaning set forth in  Section2(d) below.


     "Closing Balance Sheet" has the meaning set forth in  Section2(f) below.


     "Closing Date" is the date upon which the transactions contemplated by this

Agreement as described in  Section2 below are consummated.

     "Confidential Information" means any information concerning the businesses and affairs of Medite or any member of MIH Group that is not already generally available to the public.

     "Consolidated Adjusted Net Worth" means the consolidated shareholders'

funds of Medford Holdings as determined in accordance with GAAP. In calculating the Consolidated Adjusted Net Worth, the value of any Intellectual Property acquired by MIH Group after March 31, 1996, shall be deemed to be zero, and the deferred tax liability shall be calculated on a basis consistent with the year-end 1995 audited financial statements.





     "Deferred Share" means any deferred share of IR Pounds1 each of the issued share capital of Medford Holdings, having rights only to such dividends as are declared thereon by the directors at the directors absolute discretion, no voting rights, and no rights to participate in the distribution of the assets of Medford Holdings in a winding up in excess of the par value thereof.

     "Disclosure Schedule" has the meaning set forth in  Section3 below.


     "Employee Benefit Plan" means any benefit plan, retirement plan, employee savings plan, death or disability benefit plan or other employee pension or benefit arrangement.

     "Environmental Law" means any national, international, or local statute,

law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of applicable law now existing relating to
(A) pollution or protection of the environment, including natural resources,
(B) exposure of persons, including employees, to hazardous substances or other products, materials or chemicals, or (C) protection of the public health or welfare from the effects of products, by-products, waste, emissions, discharges or releases of chemical or other substances from industrial or commercial activities.




     "Environmental Liabilities" means claims or liabilities based upon the violation of Environmental Law arising from the operations of Medite Europe or the contamination with Hazardous Materials of real properties owned or leased by Medite Europe.

     "Financial Statements" has the meaning set forth in  Section4(g) below.


     "GAAP" means generally accepted accounting principles as applied in a consistent manner in accordance with Auditing Standards issued by the Auditing Practices Board, as in effect at the time of preparation of any financial statement or calculation of any amount, in the Republic of Ireland and applied in accordance with the Companies Acts of Ireland, 1963 to 1990, and the European Communities (Companies: Group Accounts) Regulations, 1992.

     "Hazardous Materials" means any substance, whether liquid, solid or gas,

(i) listed, identified or designated as hazardous or toxic under any applicable Environmental Law, (ii) which, applying criteria specified by any applicable Environmental Law, is hazardous or toxic, or (iii) the use or disposal of which is regulated under any applicable Environmental Law.

     "Indemnified Party" has the meaning set forth in  Section8(e) below.


     "Indemnifying Party" has the meaning set forth in  Section8(e) below.





     "Industrial Development Authority" means the Industrial Development

Authority of the Republic of Ireland.

     "Intellectual Property" means all patents, patent applications, registered trademarks, trademark applications, brand names, trade names, technology, production processes, and know-how owned by Medite (or any of its Subsidiaries) and all license rights of Medite (or any of its Subsidiaries) in each such case relating to the manufacture, use or sale of medium density fibreboard.

     `Irish Mergers Act'' has the meaning set forth in  Section3(a)(iii) below.


     "Knowledge" means actual knowledge without independent investigation of the referenced person or, if an entity, the executive officers of the referenced entity or of any direct or indirect Subsidiary of the referenced entity.

     "Letter Agreement" means the letter agreement of even date among the

Parties related to the share capital of Medford Holdings.

     "License" has the meaning set forth in  Section2(b) below


     "Medford Holdings" has the meaning set forth in the preface above.





     "Medite" has the meaning set forth in the preface above.


     "Medite Europe" means Medite of Europe Limited, a company incorporated and resident in Ireland with limited liability and a wholly owned Subsidiary of Medford Holdings.

     "Medite U.S. Sub" means Medite Timber Acquisitions Corporation, an Oregon corporation and a wholly owned Subsidiary of Medite.

     "MIH Group" means Medford Holdings, Medite Europe, and Sarasate.


     "Most Recent Financial Statements" has the meaning set forth in

Section4(g) below.

     "Most Recent Fiscal Quarter End" has the meaning set forth in  Section4(g)

below.

     "Ordinary Course of Business" means, with respect to any Person, the ordinary course of such Person's business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).





     "Ordinary Share" means any ordinary share of IR Pounds1 each of the share capital of Medford Holdings.

     "Party" has the meaning set forth in the preface above.


     "Person" means an individual, a partnership, a company, a corporation, an association, a limited liability company, an unlimited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Redemption Price" has the meaning set forth in  Section2(c) below.


     "Restructuring" has the meaning set forth in  Section10(a) below.


     "Sarasate" means Sarasate, Limited, a company incorporated and resident in

Ireland with limited liability and a direct Subsidiary of Medford Holdings.

     "Scheduled Closing Date" has the meaning set forth in   Section2(d) below.


     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,

or other security interest, other than (a) mechanic's, materialmen's, and similar liens for amounts not past due, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements as set forth in the Disclosure Schedule, and (d) other liens arising in the Ordinary Course of Business for obligations which are not past due as to payment or performance and not incurred in connection with the borrowing of money.

     "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other persons performing similar functions with respect to such entity.

     "Tax" and "Taxes" includes all forms of governmental taxation, duties,

imposts, levies, and rates whatsoever and whether of Ireland or elsewhere including income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty, pay related social insurance
(PRSI), social welfare and social insurance contributions, payroll taxes, rates and water rates, withholding tax, deposit interest retention tax, and any penalty, charge, and interest included in or relating thereto whether incurred as principal, agent, or trustee.




     `Tax Return'' means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment.

     "Third Party Claim" has the meaning set forth in  Section8(e) below.


     "Trust" means the revocable grantor trust established by Willamette by instrument dated November 1, 1996.

     "Valhi Guaranty" has the meaning set forth in  Section7(a)(ix) below.


     "Willamette" has the meaning set forth in the preface above.


     2.  Subscription and Redemption; Purchase and Sale of Intellectual

Property.


     (a)  Subscription and Redemption of Ordinary Shares.  On the terms and subject to the conditions of this Agreement and on the Closing Date:

          (i)  Subscription for Ordinary Shares.  Willamette agrees to subscribe for 4,625,047 Ordinary Shares and to cause Trust to subscribe for one Ordinary




Share for the consideration specified below in this Section2 on the Closing Date. Medford Holdings shall accept the subscription upon receipt of the consideration specified below and shall enter the names of Willamette and the Trust in Medford Holdings' register of members as the owners, respectively, of 4,625,047 Ordinary Shares and one Ordinary Share. Medford Holdings agrees to issue such shares to Willamette and Trust for such consideration.

          (ii)  Redemption of Issued Ordinary Shares.  Medford Holdings agrees to redeem 4,375,048 issued Ordinary Shares (constituting all of the issued Ordinary Shares beneficially owned by Medite) held by Medite and Medite U.S. Sub, and Medite agrees to accept and cause Medite U.S. Sub to accept such redemptions, for the consideration specified below in this Section2. Medford Holdings will issue to Medite and to Medite U.S. Sub a notice pursuant to regulation 6 of the Articles of Association of Medford Holdings in relation to the redemptions of the Ordinary Shares owned by Medite and Medite U.S. Sub in accordance with the terms of this Agreement, which notice Medite will, and will cause Medite U.S. Sub to, accept and acknowledge. Medford Holdings shall cause the removal of the names of Medite and Medite U.S. Sub from Medford Holdings' register of members in respect of the Ordinary Shares specified in the notice of redemption.

          (iii)  Sequence of Subscription and Redemption Transactions;

Cancellation.  At the Closing, the subscription transaction described in

Section2(a)(i) above shall immediately precede the redemption transaction described in Section2(a)(ii) above. Medford Holdings agrees promptly to cancel such redeemed shares.

     (b)  Purchase and Sale of Intellectual Property.  On the terms and subject to the conditions of this Agreement, at the Closing Willamette will purchase from Medite and Medite will sell and transfer, or cause its Subsidiaries, other than the members of MIH Group, to transfer to Willamette all Intellectual Property owned by Medite and its Subsidiaries ((i) except to the extent owned by the members of MIH Group; (ii) except for Medite's rights as licensee under the Nonexclusive Patent License Agreement effective as of January 1, 1989, between Celotex Corporation and Medite; and (iii) except for Medite's rights as licensee under the License and Purchase Agreement dated August 25, 1983, between Medite (formerly known as Medford Corporation) and AKA Industriprodukter AB), by assignment in the form of Exhibit E attached hereto and incorporated herein by this reference (the "Assignment"). The rights and interest of Willamette in the Intellectual Property identified in the Assignment shall be subject to Medite's contemporaneous reservation of rights of a license to use certain of such Intellectual Property in form and substance acceptable to Medite and Willamette (the "License"), which License shall be an exhibit to the Assignment.
Willamette will execute and deliver a counterpart of the Assignment and the License to Medite.

     (c)  Subscription and Redemption and Intellectual Property Prices.  The

subscription and redemption prices for the Ordinary Shares and the purchase price for the Intellectual Property shall be as follows, and shall be paid at the Closing by wire transfer or delivery of other immediately available funds:

          (i)  Subscription Price for Ordinary Shares.  Willamette agrees to pay to Medford Holdings US $53,500,000 for the Ordinary Shares issued to Willamette and Trust.

          (ii)  Redemption Price for Issued Ordinary Shares.  Willamette agrees

(and Medite agrees to cooperate) to cause Medford Holdings to pay to Medite US$53,000,000, subject to adjustment as provided in Section2(f) (as adjusted, the "Redemption Price") for the Ordinary Shares to be redeemed by Medford Holdings from Medite and Medite U.S. Sub.

          (iii)  Purchase Price for the Intellectual Property.  Willamette

agrees to pay to Medite U.S. $8,000,000 as the purchase price for the Intellectual Property referred to in Section2(b) and as the consideration for the Assignment.

     (d)  The Closing.  The closing of the transactions contemplated by this

Agreement (the "Closing") shall take place at the offices of Medite in Dallas,

Texas, commencing at 9:00 a.m. local time on November 18, 1996, or such later time and date as any Party may specify by notice to the other in order to obtain the necessary governmental approvals under the Irish Mergers Act (such time and date being hereinafter referred to as the "Scheduled Closing Date"); provided that none of the Parties may extend the Scheduled Closing Date to a date later than November 30, 1996.

     (e)  Deliveries at the Closing.  At the Closing, (i) Medite will execute,

acknowledge (if appropriate), and deliver or cause to be delivered to Willamette the various certificates, instruments, and documents referred to in Section7(a) below, (ii) Willamette will deliver or cause to be delivered to Medite the various certificates, instruments, and documents referred to in Section7(b) below, (iii) Willamette will deliver to Medford Holdings or to its order the consideration specified in Section2(c)(i) above, (iv) Medford Holdings will deliver to Willamette share certificates registered in the names of Willamette (for 4,625,047 Ordinary Shares) and Trust (for one Ordinary Share), (v) Medite will deliver to Willamette, as agent for Medford Holdings, the share certificates representing all the Ordinary Shares registered in the names of Medite (for 4,375,047 Ordinary Shares) and Medite U.S. Sub (for one Ordinary Share), (vi) Medford Holdings will deliver to Medite the consideration specified in Section2(c)(ii) above, (vii) Medite will deliver to Willamette the Assignment and the License, and (viii) Willamette will deliver to Medite a counterpart of the Assignment and the License executed by Willamette and the consideration specified in Section2(c)(iii) above.

     (f)  Adjustment to Redemption Price.  As promptly as practicable, but no later than 90 days following the Closing Date, Medite and Willamette shall jointly prepare in accordance with GAAP financial statements of Medford




Holdings, Medite Europe, and Sarasate, including a consolidated balance sheet as of the close of business in Clonmel, Ireland on the Closing Date (but before giving effect to the transactions in Section2) which shall be audited by Arthur Andersen Chartered Accountants (the "Closing Balance Sheet"). Promptly after completion of the Closing Balance Sheet, Arthur Andersen Chartered Accountants shall deliver to Willamette and Medite copies of the Closing Balance Sheet together with their audit report. Within ten (10) days after receipt of the Closing Balance Sheet, if the Consolidated Adjusted Net Worth as set forth in the Closing Balance Sheet is less than U.S.$36,024,000, Medite shall make a cash payment in immediately available funds to Medford Holdings in an amount equal to the difference between U.S.$36,024,000 and the Consolidated Adjusted Net Worth as set forth in the Closing Balance Sheet, plus interest on the amount of such difference at the rate of eight percent (8%) per annum calculated from the Closing Date through the date of such cash payment by Medite. Any payment pursuant to the foregoing provisions shall be an adjustment (net of any interest included in such payment) to the Redemption Price. If any Advance Corporation Tax is accrued in the Closing Balance Sheet as a result of the Redemption of Medite's Ordinary Shares, the amount of the net accrual shall be disregarded in determining the Consolidated Adjusted Net Worth.




     3.  Representations and Warranties Concerning the Transaction.


     (a)  Representations and Warranties of Medite.  Medite represents and warrants to Willamette that the statements contained in this Section3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(a)), except as set forth in the disclosure schedule attached hereto as Exhibit A and incorporated in this Agreement by this reference (the "Disclosure

Schedule").

          (i)  Organization of Medite.  Medite is a corporation validly existing and in good standing under the laws of Delaware.

          (ii)  Authorization of Transaction.  Medite has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution and delivery of this Agreement has been approved by Medite's Board of Directors and its shareholder, and no other approval is required by Medite's governing instruments. All documents delivered by Medite to Willamette pursuant to Section5(g) of this Agreement are true, correct and complete in all material respects. This Agreement constitutes the valid and legally binding obligation of Medite, enforceable in accordance with its terms and conditions.





          (iii)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Medite is subject or any provision of its certificate of incorporation or bylaws or (B) except for the agreements listed in Section 3(b)(vi) of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Medite is a party or by which it is bound or to which any of its assets is subject, including, without limitation, the grant agreement dated December 31, 1993, by and among the Industrial Development Authority, Medite Europe, and Medite, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than as required by the Industrial Development Authority or under the provisions of the Mergers, Take-overs and Monopolies (Control) Act, 1978 as amended (the `Irish Mergers Act''), Medite does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of MIH Group taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (iv)  Brokers' Fees.  Medite has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Willamette could become liable or obligated.

          (v)  Share Capital of Medford Holdings.  Medite is the registered and beneficial owner of 4,375,047 Ordinary Shares and 250,000 Deferred Shares and the beneficial owner of one Ordinary Share (of which Medite U.S. Sub is the registered owner) which constitute all of the issued share capital of Medford Holdings immediately before the Closing. Medite U.S. Sub is the registered owner of one Ordinary Share upon trust and as nominee for Medite. The share capital of Medford Holdings owned by Medite and Medite U.S. Sub is owned by them free and clear of any restrictions on transfer (other than restrictions on transfer imposed by the Irish Mergers Act or the declaration of trust for the benefit of Medite), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as provided in this Agreement and in the Letter Agreement, Medite is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Letter Agreement) that could require Medite to sell, transfer, or otherwise dispose of any share capital of Medford Holdings. Medite is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of Medford Holdings that will exist after the Closing.

          (vi)  No Obligations of Medford Holdings or Medite Europe.  Except for

obligations existing among any members of MIH Group, this Agreement and the Letter Agreement, no member of MIH Group is indebted to or contractually obligated in any manner to Medite or any of its Affiliates. No member of MIH Group has any obligation to defend or indemnify Medite or any of Medite's Affiliates.

     (b)  Representations and Warranties of Willamette.  Willamette represents and warrants to Medite that the statements contained in this Section3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(b)), except as set forth in the Disclosure Schedule.

          (i)  Organization of Willamette.  Willamette is a corporation validly existing and in good standing under the laws of Oregon.

          (ii)  Authorization of Transaction.  Willamette has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement has been approved by the Executive Committee of Willamette's Board of Directors, which is the only approval required by Willamette's governing instruments. All documents delivered by Willamette to Medite pursuant to Section5(g) of this Agreement are true, correct and complete in all material respects. This Agreement constitutes the valid and legally binding obligation of Willamette, enforceable in accordance with its terms and conditions.

          (iii)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Willamette is subject or any provision of its Articles of Incorporation or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Willamette is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Irish Mergers Act, Willamette does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.




          (iv)  Brokers' Fees.  Willamette has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Medite could become liable or obligated.

          (v)  Investment.  Willamette and Trust are acquiring Ordinary Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of applicable United States securities laws.

          (vi)  Indebtedness.  Willamette acknowledges and agrees that the liabilities of Medite Europe include, but are not limited to, the following indebtedness obligations: Loan Agreement with the Bank of Ireland dated October 7, 1993, as amended by letter agreements dated August 9, 1995, and April 29, 1996; Finance Contract with the European Investment Bank and the Bank of Ireland dated October 7, 1993 as amended by letter agreement dated March 10, 1995; and Revolving Loan Facility with the Bank of Ireland dated April 13,1995, as amended by letter agreement dated April 29, 1996.

     4.  Representations and Warranties Concerning MIH Group.  Medite represents and warrants to Willamette that the statements contained in this Section4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing




Date were substituted for the date of this Agreement throughout this Section4), except as set forth in the Disclosure Schedule.




     (a)  Organization, Qualification, and Corporate Power.


          (i) Each member of MIH Group is a company duly organized and existing under the laws of Ireland, having the authority to carry on its business as it is now being carried on and to own and operate its properties, and Medite Europe is duly authorized to conduct business in Holland and England. The certified copies of the Memorandum of Association and the Articles of Association of each member of MIH Group, which have been furnished to Willamette, are true and complete and have embodied therein or annexed thereto a copy of every such resolution or agreement as is referred to in Section 143 of the Companies Act, 1963 of Ireland and set out all rights attaching to each class of the share capital of Medford Holdings, Medite Europe or Sarasate, as the case may be.
Each member of MIH Group has carried on its respective business in accordance with its Memorandum of Association and its Articles of Association, except where the failure to do so would not have a material adverse effect on the financial condition of MIH Group taken as a whole. Except for filings to be made in connection with the actions intended to be taken at the Closing, all returns, particulars, resolutions and other documents required to be delivered on behalf of any member of MIH Group to the Registrar of Companies pursuant to the Companies Acts, 1963 to 1990, of Ireland and the European Community's
Regulations of 1973 have been properly made and delivered.   Section4(a) of the
Disclosure Schedule lists the directors, executive officers and secretary of each member of MIH Group.




          (ii) Medford Holdings is the registered and beneficial owner of the entire issued share capital of Medite Europe and Sarasate (which share capital is registered in the Register of Members in the name of Medford Holdings) free and clear of any restrictions on transfer (other than restrictions on transfer imposed by the Irish Mergers Act), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Medford Holdings is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of Medite Europe or Sarasate that will exist after the Closing.

     (b)  Medford Holdings Capitalization.  The entire authorized share capital of Medford Holdings is IR Pounds10,000,000 divided into 9,750,000 Ordinary Shares of which 4,375,048 have been issued and 250,000 Deferred Shares all of which have been issued and are fully paid. None of the issued share capital of Medford Holdings is held in treasury. All of the issued share capital of Medford Holdings has been duly authorized, is validly issued and is fully paid.
 Medite (as to 4,375,047 Ordinary Shares and 250,000 Deferred Shares) and Medite U.S. Sub (as to one Ordinary Share) are the registered owners of such issued share capital and Medite is the beneficial owner of such issued share capital. Except as provided in this Agreement and the Letter Agreement, no person has the right to call for the allotment, issue, sale, transfer or redemption of any share capital of Medford Holdings under any option or other agreement (including conversion rights and preemption). No shares in the capital of Medford Holdings have been issued and no transfer(s) of shares in the capital of Medford Holdings have been registered except in accordance with the Articles of Association of




Medford Holdings. Medford Holdings has not capitalized or agreed to capitalize any profits or reserves or agreed to pass any resolution to do so.

     (c)  Noncontravention.  Neither the execution and the delivery of this

Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any member of MIH Group is subject or any provision of the Memorandum of Association or Articles of Association of any member of MIH Group or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any member of MIH Group is a party or by which any member of MIH Group is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of their respective assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of MIH Group taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Irish Mergers Act or as required by the Industrial Development Authority, no member of MIH Group needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of MIH Group taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d)  Brokers' Fees.  No member of MIH Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e)  Title to Tangible Assets Other than Real Property.  Each member of MIH

Group, respectively, has absolute ownership of, or (where a leasehold interest has been disclosed on the Disclosure Schedule) a valid leasehold interest in, the tangible assets (other than real property owned or leased by Medite Europe) used in, or held for the purposes of its respective businesses. Such assets are the absolute property of MIH Group except for the liens and other matters set forth in Section4(e) of the Disclosure Schedule and except that certain of such assets may be subject to claims or liens which are not, in the aggregate, material.

     (f)  Medite Europe and Sarasate Capitalization.  The entire authorized share capital of Medite Europe is IR Pounds5,000,000 divided into 5,000,000 ordinary shares of IR Pounds1 each, of which 2,610,000 ordinary shares have been issued and are fully paid and the entire authorized share capital of Sarasate is




IR Pounds10,000 divided into 10,000 ordinary shares of IR Pounds1 each, of which two (2) shares have been issued and are fully paid. No Medite Europe shares or Sarasate shares are held in treasury. All of the issued Medite Europe and Sarasate shares have been duly authorized, are validly issued and are fully paid. Medford Holdings is the registered and beneficial owner of all such shares. No person has the right to call for the allotment, issue, sale or transfer of any share capital of Medite Europe or Sarasate under any option or other agreement (including conversion rights and preemption). No shares in the capital of Medite Europe or Sarasate have been issued and no transfer(s) of shares in the capital of Medite Europe or Sarasate have been registered except in accordance with the Articles of Association of Medite Europe and Sarasate, respectively. Neither Medite Europe nor Sarasate has capitalized or agreed to capitalize any profits or reserves or agreed to pass any resolution to do so, other than as set forth in the Financial Statements.

     (g)  Financial Statements.  Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of profit and loss account and cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, and December 31, 1995 for Medford Holdings on a consolidated basis and for Medite Europe; and
(ii) unaudited consolidated balance sheets and statements of profit and loss account and cash flow (the "Most Recent Financial Statements") as of and for the

six months ended June 30 (the "Most Recent Fiscal Quarter End") for Medite

Europe. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of MIH Group as of such dates and the results of operations of MIH Group for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. At Closing, Medite shall deliver to Willamette an unaudited balance sheet of Sarasate which balance sheet shall be true and complete in all material respects as of the Closing Date.

     (h)  Events Subsequent to Most Recent Fiscal Quarter End.  Since the Most

Recent Fiscal Quarter End, there has not been any material adverse change in the business operations, earnings or financial condition of MIH Group taken as a whole. Without limiting the generality of the foregoing, since that date no member of MIH Group has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business except the Restructuring, the increase in the authorized share capital of Medford Holdings to IR Pounds10,000,000 and the conversion of 250,000 Ordinary Shares issued to Medite to 250,000 Deferred Shares.

     (i)    Legal Compliance.  Each member of MIH Group has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities having jurisdiction over it (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of MIH Group taken as a whole. For purposes of the indemnification provisions of Section8(b)(i), the foregoing representation shall be deemed to include the following qualification at the beginning thereof:
"To the Knowledge of Medite,".

     (j)  Tax Matters.


          (i) Each member of MIH Group has timely filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on the financial condition of MIH Group taken as a whole. To the Knowledge of Medite, all such returns are complete and accurate in all material respects and properly reflect the Taxes of Medford Holdings or any member of MIH Group, as the case may be, for the periods covered thereby. For purposes of the indemnification provisions of Section8(b)(i), the foregoing representation shall be deemed not to include the qualification at the beginning thereof, i.e.,

"To the Knowledge of Medite,".

          (ii) Section4(j) of the Disclosure Schedule lists all Tax Returns filed with respect to any member of MIH Group for taxable periods ended on or after December 31, 1989, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Medite has delivered to Willamette correct and complete copies of all Irish income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of MIH Group since December 31, 1989.





          (iii) No member of MIH Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (iv) No member of MIH Group is a party or subject to any income Tax allocation or sharing agreement.

     (k)  Real Property.


          (i) Medford Holdings and Sarasate do not own or lease from any other Person any real property.

          (ii) Section4(k)(ii) of the Disclosure Schedule lists all real property that Medite Europe owns. With respect to each parcel of real property owned by Medite Europe and listed in Section4(k)(ii) of the Disclosure Schedule, to the Knowledge of Medite, the information provided by Medite Europe to the issuer of the Certificates of Title was true, correct and complete in all material respects. With respect to each such parcel of owned real property, and except for matters set forth in the Certificates of Title and except for matters which would not have a material adverse effect on the financial condition of MIH Group taken as a whole,:

               (A) Medite Europe has absolute ownership to the parcel of real property, free and clear of any Security Interest, easement or covenant,




recorded easements, covenants, and other restrictions, and public utility easements, building restrictions, zoning restrictions, and other easements and restrictions generally applicable to properties of a similar character and which, to the Knowledge of Medite, do not unreasonably interfere with the uses to which the property has been put by Medite Europe;

               (B) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

               (C) there are no issued options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

          (iii) Section4(k)(iii) of the Disclosure Schedule lists all real property leased or subleased to Medite Europe. Medite has delivered to Willamette correct and complete copies of the leases and subleases listed in Section4(k)(iii) of the Disclosure Schedule (as amended to date). To the Knowledge of Medite, except for the real property covered by such leases and subleases, Medite Europe does not occupy and is not dependent on the right to use the real property of others. To the Knowledge of Medite, each lease and sublease listed in Section4(k)(iii) of the Disclosure Schedule is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect, except where the illegality, invalidity, non-binding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of Medford Holdings and Medite Europe taken as a whole.





     (l)  Intellectual Property.   Section4(l) of the Disclosure Schedule

identifies each patent and trademark registration which has been issued to Medite or any member of MIH Group, with respect to any of their respective Intellectual Property, identifies each pending patent application and application for trademark registration which Medite, or any member of MIH Group has made with respect to any of its Intellectual Property, and, to the Knowledge of Medite, identifies each material license, agreement, or other permission which Medite or any member of MIH Group has granted to or received from any third party with respect to any of its Intellectual Property. The representations and warranties made with respect to certain Intellectual Property in Section Section7 and 9 of the Assignment apply equally to Intellectual Property held by any member of MIH Group and not transferred pursuant to the Assignment.

     (m)  Contracts.   Section4(m) of the Disclosure Schedule lists all written

contracts and other written agreements to which Medford Holdings or Medite Europe is a party (i) the performance of which will involve consideration in excess of IR Pounds75,000, (ii) which evidences any indebtedness of Medford Holdings or Medite Europe for borrowed money, (iii) which provides for the employment or compensation of an individual as a director, officer, or managerial employee of Medford Holdings or Medite Europe, (iv) which grants a power of attorney executed on behalf of Medford Holdings or Medite Europe, (v) which constitutes a note, bond, debt security, or otherwise guarantees, incurs, or assumes indebtedness for borrowed money or a capitalized lease obligation of any Person, (vi) which (A) restricts Medite Europe from sales or distribution in any market or to any class of customers or potential customers, (B) which requires Medite Europe to purchase from specific vendors to the exclusion of others or to sell to specific distributors to the exclusion of others, (C) which expressly obligates Medite Europe to guaranty the debts or obligations of a third party, (D) which expressly obligates Medite Europe to indemnify or defend a third party, or (E) which limits the price or future prices which Medite
Europe may charge for its products.   Section4(m) of the Disclosure Schedule
also lists all written contracts and other agreements to which Sarasate is a party. To the Knowledge of Medite, no member of MIH Group has received any written communications from any other party to the contracts required to be disclosed under this Section4(m) which asserts a material breach to such contract or which claims such contract is not valid or enforceable in some material respect. Medite has delivered to Willamette a correct and complete copy of each contract or other agreement (including all material amendments thereto) listed in Section4(m) of the Disclosure Schedule (as amended to date).

     (n)  Litigation.  To the Knowledge of Medite,  Section4(n) of the

Disclosure Schedule sets forth each instance in which any member of MIH Group
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.




     (o)  Employee Benefits.


          (i) Section4(o) of the Disclosure Schedule lists each Employee Benefit Plan that any member of MIH Group maintains or to which any member of MIH Group contributes, or has contributed in the prior six years.

          (ii) To the Knowledge of Medite, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with the applicable requirements of Irish and European laws, except where the failure to comply would not have a material adverse effect on the financial condition of MIH Group taken as a whole.

          (iii) All contributions (including all employer contributions and (where appropriate) employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan.

          (iv) Since December 31, 1995, contributions have been made consistent with prior practice and no withdrawal or distribution of funds has been made from any Employee Benefit Plan other than distributions to or in respect of employee beneficiaries.

     (p)  Subsidiaries.  Medite Europe and Sarasate have no Subsidiaries and

Medford Holdings has no Subsidiaries other than Medite Europe and Sarasate. No member of MIH Group holds or has agreed to acquire any equity interest or any share or loan capital in any other Person as a partner, joint venturer, shareholder or otherwise. Neither Sarasate nor Medite Europe has been a direct Subsidiary of any company other than Medford Holdings.

     (q)  Holding Company Status.  Medford Holdings has (i) no assets other than its share capital of Medite Europe, the share capital of Sarasate, a subordinated loan to Medite Europe which is and at the Closing will be in the principal amount of US $3,801,976, and (ii) no material liabilities other than under agreements with its Affiliates (all of which will be terminated without cost to any member of MIH Group at or prior to the Closing except this Agreement and the Letter Agreement).

     (r)  No Default in Funded Debt.  Medite Europe is in compliance in all material respects with the terms and conditions of the indebtedness obligations specified in Section 3(b)(vi).

     (s)  Environmental Matters.  To the Knowledge of Medite, no member of MIH

Group has any Environmental Liabilities.

     (t)  Employment Agreements.  The employment agreements attached as Exhibit

C are the only employment agreements in effect for management employees of

Medite Europe and are true, correct, and complete in all material respects. Medford Holdings and Sarasate do not have any employment agreements with respect to any person.





     (u)  Insurance.  Details of all existing insurance policies maintained by any member of MIH Group are set out in  Section4(u) of the Disclosure Schedule.
 All the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party.

     5.  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a)  General.  Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section7 below).

     (b)  Responsibility for Actions.  Medite agrees to cause Medford Holdings to perform the obligations to be performed by Medford Holdings under this Agreement until the deliveries referred to in Section 2(e)(i) - (v) have been made, and Willamette agrees to cause Medford Holdings to perform the obligations to be performed by Medford Holdings under this Agreement after such deliveries have been made.




     (c)  Notices and Consents.  Medite will give any notices (and cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable efforts to obtain (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) any third party consents, required in connection with the matters referred to in Section3(a)(iii) and Section4(c) above. Willamette will give any notices to third parties and will use its reasonable efforts to obtain any third party consents required in connection with the matters referred to in Section 3(b)(iii).

     (d)  Operation of Business.  Medite will not cause or permit any member of

MIH Group to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except that MIH Group may consummate the Restructuring. Medite will ensure that Sarasate is, and at all times remains, solvent.

     (e)  Access.  Medite will permit (and will cause each member of MIH Group to permit) representatives of Willamette to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each such member, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each such member as Willamette may reasonably request from time to time. Willamette acknowledges and agrees that additional due diligence by Willamette is not a condition to the Closing of the transactions contemplated by this Agreement. Except for Confidential Information which becomes known through no fault of




Willamette, Willamette will treat and hold as such any Confidential Information it receives from Medite, or any member of MIH Group in the course of the reviews contemplated by this Section5(e), will keep secret and confidential and not use any of the Confidential Information except in connection with this Agreement, unless and only to the extent that disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with Medite about the intention to make, and the proposed contents of, such disclosure) is, in the opinion of Willamette's counsel, required by applicable law. If this Agreement is terminated for any reason whatsoever, Willamette will return to Medite, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, provided that if this Agreement is terminated because of a breach by Medite, Willamette may retain the Confidential Information reasonably required to prosecute any claim Willamette may have against Medite. Willamette shall be responsible for any breach of this Section5(e) by any of its directors, officers, employees or agents.




     (f)  Notice of Developments.


          (i) Medite may elect at any time prior to Closing to provide Willamette with written notice describing in reasonable detail any development causing a breach of any of its representations and warranties in Section4 above. Unless Willamette has the right to terminate this Agreement pursuant to
 Section9(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section9(a)(ii) below, the written notice pursuant to this Section5(f)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          (ii) Each Party will give prompt written notice to the other Parties, describing in reasonable detail, any development causing a breach of any of its own representations and warranties in Section3 above. No disclosure by any Party pursuant to this Section5(f)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (g)  Corporate Documentation and Authorization.  Medite shall deliver to

Willamette (with respect to Medite and Valhi, Inc.), and Willamette shall deliver to Medite (with respect to Willamette), the following corporate documentation and authorizations: (i) copies of organizational documents consisting of articles or certificates of incorporation, bylaws and such other documents, including shareholder consents, as the receiving party may reasonably request; (ii) copies of resolutions of the respective board(s) of directors (or, in the case of Willamette, its Executive Committee) with respect to the transactions contemplated by this Agreement together with an original certificate issued by an appropriate officer with respect thereto; and (iii) an incumbency certificate issued by an appropriate officer with respect to all officers executing documents in connection with the transactions contemplated by this Agreement.

     (h) At Closing, Medite will cause Valhi, Inc. to execute and deliver to Willamette a guaranty in the form of Exhibit D.


     6.   Post-Closing Covenants.  Willamette and Medite agree as follows with respect to the period following the Closing:

     (a)  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of them will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request. The requesting Party shall be responsible for the reasonable out-of-pocket costs and expenses of the other Party (unless the requesting Party is entitled to indemnification therefor under Section8 below).




     (b)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any member of MIH Group, the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest. The contesting or defending Party shall be responsible for the reasonable out-of-pocket costs and expenses of the other Parties (unless the contesting or defending Party is entitled to indemnification therefor under Section8 below).

     (c)  Employee Benefits Matters.  Willamette will cause Medite Europe to continue in the manner and to the extent required by applicable law each of the Employee Benefit Plans listed in Section4(o) of the Disclosure Schedule and each trust, insurance contract, annuity contract, or other funding arrangement that is established with respect thereto.

     (d)  Confidential Information.  From and after the Closing, Medite agrees that (i) Medite will treat as confidential any non-public, Confidential Information concerning the businesses of MIH Group that is not already generally known or becomes known through no fault of Medite; and (ii) Medite will not use any non-public information for purposes of the manufacture and sale of medium density fibreboard except as permitted by the License.

     (e)  Section 338 Election.  Willamette will make an election under Section

338(g) of the Internal Revenue Code of 1986, as amended, with respect to the transaction contemplated by this Agreement, and Willamette will provide promptly any required notification of such election to Medite.

     (f)  Filings.  Within the relevant period required by Irish law, each of

Willamette and Medford Holdings shall make all necessary returns and filings with all governmental authorities required to be made by it in respect of the Closing of the transactions contemplated by this Agreement.

     (g)  Medite Consent.  At Willamette's request, Medite will consent to the redemption proceeds not being treated as a distribution for the purposes of the Irish Taxes Act, in accordance with Section 47 of the Irish Finance Act 1983.

     (h)  Section 299 Election.  Willamette agrees that, if the Aggregation is consummated, Willamette will cause the members of MIH Group to make and maintain timely elections under Section 299 of the Income Tax Act 1967 (of Ireland), as appropriate, after the Closing Date, to transfer the movable assets referred to in Section10(a)(iv) at the sum referred in Section 299(4)(b)(ii), i.e., their tax written down value for Irish capital allowance purposes. Willamette further agrees that until such time as the Aggregation is consummated, Willamette will maintain the appropriate group registration for VAT purposes for Sarasate and Medite Europe and will maintain all members of MIH Group as Irish resident companies.

     (i)  Acknowledgment.  The parties acknowledge their obligation to minimize any Adverse Consequences to the Indemnified Party with respect to the matters covered by the indemnities in Section8.

     7.  Conditions to Obligation to Close.


     (a)  Conditions to Obligation of Willamette.  The obligation of Willamette to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section3(a) and Section4 above shall be true and correct at and as of the Closing Date;

          (ii) Each of Medite and Medford Holdings shall have performed and complied with all of its covenants hereunder through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect and there shall not be any pending legal action (or legal action expressly threatened in writing) by an Irish or United States governmental authority which would prevent consummation of any of the transactions contemplated by this Agreement, provided, however, that if there is a pending legal action by a third party which could prevent consummation of any of the transactions contemplated by this Agreement, either Willamette or Medite may postpone the Closing for up to ten (10) days (except that with respect to a pending legal action by a non-governmental party, or any affiliate of a non-governmental party, to the Woodfab litigation for which the period of postponement will be only two (2) days) and the parties agree to cooperate fully to analyze and evaluate the claim raised by such action;

          (iv) all applicable waiting periods (and any extensions thereof) under the Irish Mergers Act shall have expired or otherwise been terminated and the Parties and MIH Group shall have received all other authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Section4(c) above and Section3(a)(iii) and Section3(b)(iii) of the Disclosure Schedule;

          (v) Insofar as they are not in the custody of any member of MIH Group, Medite shall have delivered or shall deliver effective at Closing all of the financial and accounting books and records of MIH Group;

          (vi) Simultaneously with completion of the Closing, Medite shall have delivered or shall have caused to be delivered to Willamette's counsel in Ireland, all the statutory books, minute books, and other record books (duly written up to date) of MIH Group and the Memorandum of Association, Articles of Association, common seals and Certificates of Incorporation for MIH Group;




          (vii) Medite shall have delivered to Willamette the documentation described in Section5(g) above and the balance sheet of Sarasate described in Section4(g);

          (viii) Medite shall have delivered to Willamette a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(vii) is satisfied.

          (ix)  Valhi shall have duly executed and delivered to Willamette the
Valhi     Guaranty in the form of Exhibit D (the "Valhi Guaranty");


          (x) Each of those existing directors and officers (including the secretaries) of MIH Group identified in Section7(a)(x) of the Disclosure Schedule shall have delivered, effective as of the redemption of Medite's Ordinary Shares, a written resignation which includes an acknowledgment that he or she is entitled to no unpaid compensation or severance pay in connection with resignation as a director or secretary, and the persons specified by Willamette shall have been appointed (effective at the redemption of Medite's Ordinary Shares) as replacements;

          (xi) With respect to each parcel of real property owned by Medite Europe, Medite shall have delivered to Willamette a certificate or certificates of title issued by A & L Goodbody and addressed to Willamette and satisfactory to Willamette (collectively, the "Certificates of Title");




          (xii) Medite shall have delivered to Medite Europe title to the equipment covered by that certain Lease Agreement dated July 14, 1982 and amended by agreement dated February 18, 1985, between Medite of Ireland Limited n/k/a Medite Europe and the Governor and Company of the Bank of Ireland (at no cost to Willamette or MIH Group) or an amendment and lease extension allowing Medite Europe to continue to use such equipment at nominal cost, which amendment shall be in form and substance satisfactory to Willamette;

          (xiii) Medite shall have executed and delivered to Willamette a counterpart of the License; and

          (xiv) All actions to be taken by Medite or any member of the MIH Group in connection with consummation of the transactions contemplated hereby and by Section10 and all certificates, instruments, and other documents required to effect the transactions contemplated hereby and by Section10 will be reasonably satisfactory in form and substance to Willamette.

Willamette may waive any condition specified in this Section7(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of Medite.  The Parties agree that Medford

Holdings is obligated to proceed with the Closing if the conditions to the obligation of Medite to proceed are satisfied or waived by Medite. The obligation of Medite to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section3(b) above shall be true and correct at and as of the Closing Date;

          (ii) Willamette shall have performed and complied with all of its covenants hereunder through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect and there shall not be any pending legal action (or legal action expressly threatened in writing) by an Irish or United States governmental authority which would prevent consummation of any of the transactions contemplated by this Agreement, provided, however, that if there is a pending legal action by a third party which could prevent consummation of any of the transactions contemplated by this Agreement, either Willamette or Medite may postpone the Closing for up to ten (10) days (except that with respect to a pending legal action by a non-governmental party, or any affiliate of a non-governmental party, to the Woodfab litigation for which the period of postponement will be only two (2) days) and the parties agree to cooperate fully to analyze and evaluate the claim raised by such action;

          (iv) all applicable waiting periods (and any extensions thereof) under the Irish Mergers Act shall have expired or otherwise been terminated and the Parties and MIH Group, Medford Holdings, and Medite Europe shall have received all other authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Section4(c) above and Section3(a)(iii) and Section3(b)(iii) of the Disclosure Schedule;

          (v) Willamette shall have delivered to Medite the documentation described in Section5(g) above and in paragraph 6 of the Letter Agreement;

          (vi) Willamette shall have delivered to Medite a certificate to the effect that each of the conditions specified above in Section7(b)(i)-(v) is satisfied in all respects;

          (vii) Willamette shall have executed and delivered to Medite a counterpart of the License; and

          (viii) all actions to be taken by Willamette in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Medite.

Medite may waive any condition specified in this Section7(b) if it executes a writing so stating at or prior to the Closing.




     8.  Remedies for Breaches of this Agreement.


     (a)  Survival of Representations and Warranties.  All of the

representations and warranties of Willamette and Medite in this Agreement, the Assignment and any certificate delivered pursuant to this Agreement shall survive the Closing (unless the damaged Party had Knowledge of any breach of such warranty or representation at the time of Closing) and continue in full force (i) with respect to the representations of Medite in Section Section4(a)(i), (c), (d), (e)(to the extent it relates to assets other than the medium density fibreboard plant), (g) - (j), (k)(to the extent it relates to real property other than Medite Europe's medium density fibreboard plant in Ireland), and (l) - (u) of this Agreement, the Assignment and any certificate delivered pursuant to this Agreement for a period of twenty-four (24) months after the Closing at which time no further claims arising from a breach (or alleged breach) of such representations and warranties may be presented, and
(ii) with respect to all other representations and warranties of Willamette and Medite, subject to any applicable statutes of limitations under the laws of the State of Delaware.

     (b)  Indemnification Provisions for Benefit of Willamette.


          (i) Subject to the limitations contained in Section8(b)(ii), in the event Medite breaches any of its representations in Section3 and Section4 of this Agreement, in the Assignment, in any certificate delivered pursuant to this




Agreement or any of its covenants contained in Section6 above, Medite agrees to indemnify, without duplication, Willamette and MIH Group from and against any Adverse Consequences Willamette shall suffer caused proximately by the breach, provided however, that the indemnity in this Subsection (i) shall not apply to matters for which Willamette is indemnifying Medite as provided in this Agreement or any claims arising after Medite's representations and warranties expire. Solely for purposes of Medite's indemnification obligations under this Subsection (i), any representation or warranty of Medite in Section3(a) and Section4 which includes the term "material adverse effect" shall be construed as if such term instead were "effect" without any additional qualification including the phrase "taken as a whole."

          (ii) Except with respect to (A) any breach of Section4(s) with respect to Environmental Liabilities Known to Medite and not disclosed in this Agreement, and (B) any breach of Medite's representations in Section Section3(a)(v) and (vi), Section4(a)(ii), Section4(b) and Section4(f), (Y) Medite's indemnification obligations to Willamette pursuant to this Section8(b) shall not exceed U.S.$3,000,000 in the aggregate, and (Z) Willamette agrees that it will not seek indemnification for any claim under this Section8(b) unless such claim individually or together with related claims has a value greater than U.S.$50,000. Medite shall have no liability for any breach of the representations set forth in Section4(s) if, at the Closing, Medite had no Knowledge of such breach.




     (c)  Indemnification Provisions for Benefit of Medite.


          (i) In the event (i) Willamette breaches any of its representations in Section3 of this Agreement or any certificate delivered pursuant to this Agreement or any of its covenants contained in Section6 of this Agreement, or
(ii) Medford Holdings commences winding up proceedings within twelve months of the Closing, Willamette agrees to indemnify Medite and Medite U.S. Sub from and against any Adverse Consequences Medite or Medite U.S. Sub shall suffer caused proximately by the breach and/or from and against any Adverse Consequences Medite and/or Medite U.S. Sub shall suffer by virtue of Section 207 of the Companies Act 1963 in connection with any winding up proceedings instituted in respect of Medford Holdings within twelve months of the Closing. Medite and Medite U.S. Sub each agree that it will not seek indemnification for any claim unless such claim individually or together with related claims, including all claims of both Medite and Medite U.S. Sub, has a value greater than US $50,000.
 Solely for purposes of Willamette's indemnification obligations under this Subsection (c), any representation or warranty of Willamette in Section3(b) which includes the term "material adverse effect" shall be construed as if such term instead were "effect" without any additional qualification.

          (ii) Willamette agrees to defend and indemnify Medite from and against and hold it harmless with respect to any Adverse Consequences incurred as a result of, or which arise out of a claim that the redemption of its Ordinary Shares is subject to any Irish capital duty, sales or use (VAT) taxes, transfer tax, stamp duty or Advance Corporation Tax. Willamette agrees to defend and indemnify Medite from and against and hold it harmless with respect to any Adverse Consequences it may suffer by reason of its holding of Deferred Shares from and after the consummation of the subscription by Willamette described in Section2, other than income or gains taxes (excluding Irish stamp duty or Advance Corporation Tax) on the redemption or sale of such shares.

     (d)  Matters Involving Restructuring and/or Aggregation.  Medite will indemnify Willamette (and, after Closing, MIH Group) from and against any Adverse Consequences, incurred as a result of, or which arise out of, the Restructuring (whether or not the Restructuring, once commenced, is concluded) or the Aggregation, including net increased MIH Group income taxes resulting from the sale and leaseback arrangement, it being understood that payments made by a member of MIH Group to another member of MIH Group pursuant to the lease or as principal on the intercompany loan described in Section10(a) do not themselves constitute Adverse Consequences; provided however, that Willamette is not entitled to indemnification for Adverse Consequences to the extent caused by
(i) Sarasate, after Closing, engaging in any business other than owning and leasing to Medite Europe the movable assets described in Section10(a)(iv); (ii) Sarasate acquiring any assets after Closing other than such movable assets, such lease and intercompany accounts relating to the lease, or (iii) Sarasate incurring any liabilities after Closing other than (A) its share capital; (B) obligations to the Bank of Ireland secured by the assets of Sarasate at the Closing; (C) obligations to any other creditors of Medite Europe, if any, who have claims secured by the assets of Sarasate at the Closing; (D) claims arising from the Restructuring or the Aggregation; (E) the intercompany loan described in Section10(a)(iv); (F) obligations as lessor under the lease described in Section10(a)(v); and (G) obligations directly arising from any the obligations described in (A) - (F).

     (e)  Matters Involving Third Parties.


          (i)  If any third party shall notify any Party (the "Indemnified

Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying

Party") under this  Section8, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Any delay of more than ten (10) business days by the Indemnified Party in notifying the Indemnifying Party of a Third Party Claim shall not relieve the Indemnifying Party from its obligations hereunder unless and to the extent the Indemnifying Party is prejudiced by the delay.

          (ii) The Indemnifying Party will have the right to assume and thereafter conduct, at its own expense, the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party and does not, in the reasonable judgment of the board of directors of the Indemnified Party, establish a precedent materially adverse to the Indemnified Party. The Indemnified Party shall be entitled to employ separate counsel at its expense to participate in the defense of the Third Party Claim.

          (iii) In the event the Indemnifying Party does not assume the defense of the Third Party Claim as provided in Section8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. and the Indemnifying Party shall, in addition to its other obligations, reimburse the Indemnified Party monthly for the costs and expenses, including reasonable attorney fees, incurred by the Indemnified Party in the defense of the Third Party Claim.

          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

     (f)  Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section8.





     (g)  Other Indemnification Provisions.  The indemnification provisions in this Section8 are the sole remedy any Party may have for breach of representation, warranty, or covenant in this Agreement, the Assignment, the Letter Agreement and any certificate delivered pursuant to this Agreement except that (i) prior to the Closing, each Party shall be entitled to enforce specific performance of the covenants set forth in Section2, 5 and 10, (ii) after the Closing, each Party shall be entitled to enforce specific performance of the covenants set forth in Section6, Section2(f), Section10(b) and Section11(k) hereof, in the Assignment and in the Letter Agreement, and (iv) Medite shall be entitled to exercise all of its remedies with respect to the Letter of Credit provided pursuant to the Letter Agreement.

     9.  Termination.


     (a)  Termination of Agreement.  Willamette and Medite may terminate this

Agreement as provided below:

          (i) Willamette and Medite may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) if Medite has, within the then previous ten (10) business days given to Willamette any notice of a development that is the subject of any notice pursuant to Section5(f)(i) above and the development that is (A) the subject of the notice has a material adverse effect upon the financial condition of MIH Group taken as a whole or (B) a breach of the fourth or fifth sentences of either Section4(b) or Section4(f). Willamette may either waive the breach (and the Disclosure Schedule shall be deemed modified accordingly) or terminate this Agreement in accordance with Section 9(a)(iii)(A), at Willamette's sole option;

          (iii) Willamette may terminate this Agreement by giving written notice to Medite at any time prior to the Closing (A) in the event Medite has breached any representation, warranty, or covenant contained in this Agreement (except to the extent that the representations and warranties have been amended pursuant to Section9(a)(ii) above) in any material respect, Willamette has notified Medite of the breach, and the breach is not cured prior to the Closing,
(B) if the Closing shall not have occurred on or before the Scheduled Closing Date, by reason of the failure of any condition precedent under Section7(a) hereof (unless the failure results primarily from Willamette itself breaching any representation, warranty, or covenant contained in this Agreement), or (C) in the event Willamette obtains Knowledge of any material breach of the representations and warranties of Medite set forth in Section 4(s); and

          (iv) Medite may terminate this Agreement by giving written notice to Willamette at any time prior to the Closing (A) in the event Willamette has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Medite has notified Willamette of the breach, and the breach is not cured prior to the Closing, or (B) if the Closing shall not have occurred on or before the Scheduled Closing Date, by reason of the failure of any condition precedent under Section7(b) hereof (unless the failure results primarily from Medite itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section5(e) above shall survive termination.

     10.  Restructuring.


     (a)  Restructuring of MIH Group.  Prior to Closing, MIH Group may enter into the following transactions which must be in the order set forth below (collectively referred to as the "Restructuring"), provided that (A) if step
(iv) is entered into then step (v) must be completed, and (B) Willamette shall not be required to provide any guaranty, consent, or approval or to incur any expense in connection with the Restructuring other than as set forth below:

          (i) Sarasate and Medite Europe shall apply for group registration for VAT purposes;




          (ii) Sarasate and Medite Europe shall obtain evidence from the appropriate Irish tax authority that the group VAT registration is proper (which evidence shall be reasonably satisfactory to Willamette);

          (iii) Medite Europe may, to the extent authorized by its governing instruments, sell, assign and transfer to Sarasate the movable assets (consisting of the machinery and equipment set forth in Section10(a)(iv) of the Disclosure Schedule, but not including any real property or buildings) at net book value in exchange for a non-interest bearing intercompany loan from Sarasate in the principal amount of such net book value (which loan shall be reasonably satisfactory to Willamette); and

          (iv) Sarasate may lease back to Medite Europe all of the assets transferred pursuant to Section10(a)(iv) above (which lease shall be reasonably satisfactory to Willamette).

     (b)  Tax Elections.


     Willamette agrees that, if the Restructuring has been consummated, Willamette will cause the members of MIH Group to make and maintain timely elections under Section 299 of the Income Tax Act 1967, as appropriate, after the Closing Date, to transfer the movable assets referred to in Section10(a)(iv) at the sum referred in Section 299(4)(b)(ii), i.e., their tax written down value for Irish capital allowance purposes.




     11.  Miscellaneous.


     (a)  Press Releases and Public Announcements.  Neither Willamette nor

Medite shall issue, or shall permit any of their respective Affiliates to issue any press release or make any public announcement relating to the subject matter of this Agreement after the date of this Agreement and prior to the Closing without the prior written approval of the other; provided, however, that any

Party or any Affiliate of such Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party which intends, or which has an Affiliate that intends, to issue such press release or make such public announcement will advise the other Party prior to making the disclosure and provide the other Party opportunity to comment upon the release or announcement).

     (b)  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c)  Entire Agreement.  This Agreement (including the Letter Agreement and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (other than to an Affiliate) without the prior written approval of the other Party. No such assignment shall relieve the assigning party from any of its obligations under this Agreement.

     (e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then four business days after) it is sent by expedited courier (such as Federal Express or DHL Worldwide Express) which guarantees delivery to the intended recipient within three business days, addressed to the intended recipient as set forth below:

     If to Medite:            Medite Corporation

                              Three Lincoln Centre, Suite 1700
                              5430 LBJ Freeway
                              Dallas, TX  75240-2697
                              Attention:  President
                              Tel:  972-233-1700
                              Fax: 972-239-0142

     Copy to:                 James L. Palenchar

                              Bartlit Beck Herman Palenchar & Scott
                              511 16th Street, Suite 500
                              Denver, Colorado  80202
                              Tel:  303-592-3100
                              Fax: 303-592-3140

     If to Willamette:        Willamette Industries, Inc.

                              1300 S.W. Fifth Avenue, Suite 3800
                              Portland, Oregon 97201
                              Tel: 503-227-5581
                              Fax: 503-273-5604




     Copy to:                 J. Franklin Cable

                              Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S. W. 5th Avenue
                              Portland, OR 97204
                              Tel:  503-224-5858
                              Fax: 503-224-0155

     If to Medford Holdings:  Medford International Holdings

     (prior to closing)       c/o David Sanfey
                              A & L Goodbody, Solicitors
                              1 Earlsfort Centre
                              Hatch Street
                              Dublin 2, Ireland
                              Tel:  353-1-661-3311
                              Fax: 353-1-661-3278

     If to Medford Holdings:  Medford International Holdings

     (subsequent to closing)  c/o Gerard Coll
                              Eugene F. Collins, Solicitors
                              61 Fitzwilliam Square
                              Dublin 2, Ireland
                              Tel:  353-1-676-1924
                              Fax: 353-1-661-8906




Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i)  Amendments and Waivers.  No amendment of any provision of this

Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.




     (j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses.  Each of Willamette and Medite will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Medite will bear the costs and expenses of Medford Holdings (including legal fees and expenses) and will bear the costs and expenses of the Restructuring, provided that if any such costs are capitalized as an asset in the Closing Balance Sheet, it shall be disregarded in the calculation of the Consolidated Adjusted Net Worth. Notwithstanding the foregoing sentence, Willamette shall bear the costs of any and all transfer taxes, including without limitation any capital duty, Advance Corporation Tax or stamp taxes, associated with the subscription for the ordinary shares and redemption of Ordinary Shares and Deferred Shares, and Medite shall bear the costs of the audit referred to in Section2(f).

     (l)  Construction.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Medite has made no representations or warranties other than those expressly made in this Agreement, the officer's certificates delivered pursuant to Section5(g) and Section2(e), and in Section Section7 and 9 of the Assignment. Medford Holdings has not made any representations and warranties.

     (m)  Incorporation of Disclosure Schedule.  The Disclosure Schedule

identified in this Agreement is incorporated herein by reference and made a part hereof.

                            * * * * *




     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                            WILLAMETTE INDUSTRIES, INC., an Oregon corporation

                            By:
                                --------------------------
                            Title:
                                   ------------------------

                            MEDITE CORPORATION, a Delaware corporation

                            By:
                                --------------------------
                            Title:
                                   -------------------------

                            MEDFORD INTERNATIONAL HOLDINGS, a company incorporated in Ireland with unlimited liability

                            By:
                                --------------------------